                                                                                                    Exhibit 10.1
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made by and between FIRST MIDWEST BANCORP, INC. (“Company”) and the undersigned executive (“Executive”), on June 7, 2011.

W I T N E S S E T H:

WHEREAS, Company is desirous of employing Executive as an executive of Company and its wholly owned subsidiary, FIRST MIDWEST BANK (the “Bank”) on the terms and conditions, and for the consideration, hereinafter set forth and Executive is desirous of accepting such employment on such terms and conditions and for such consideration;

WHEREAS, references herein to Executive’s employment by the Company, the Bank or another subsidiary, and references herein to payments of any nature to be made to Executive shall mean that either the Company will make such payments or it will cause the Bank or other applicable subsidiary (reference to “Employer” hereinafter shall mean the Company, the Bank or other subsidiary by which Executive is employed) to make such payments to Executive.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Company and Executive agree as follows:

1. Employment and Term.

(a) Employment.  The Employer shall employ the Executive as Senior Executive Vice President and Chief Operating Officer of the Company and President and Chief Operating Officer of the Bank, and the Executive shall so serve, for the term set forth in Paragraph 1(b).  Executive shall report directly to the President and Chief Executive Officer of the Company and the Chief Executive Officer of the Bank.

(b) Term.  The term of the Executive’s employment under this Agreement shall commence on June 20, 2011 or such other date as the Employer and the Executive shall mutually agree (“Effective Date”) and end on June 30, 2013, subject to the extension of such term as hereinafter provided and subject to earlier termination as provided in Paragraph 9 (the “period of employment”).  The term of this Agreement shall be extended automatically for two (2) additional years as of the second anniversary of the Effective Date and each second anniversary date thereof unless, no later than ninety (90) days prior to any such renewal date (i) the Employer gives written notice to the Executive, as by either the Board of Directors of the Company, or a duly authorized committee thereof (the “Board”), or (ii) the Executive gives written notice to the Employer, in accordance with Paragraph 19, that the term of this Agreement shall not be so extended.  Anything in this Agreement to the contrary, if at any time during the Executive’s period of employment under this Agreement there is a Change in Control (as defined in Paragraph 9), the term of this Agreement shall automatically extend to a date which is three (3) years from the date of the Change in Control (and shall be further extended pursuant to the foregoing provisions of this Paragraph 1(b), unless written notice to the contrary is given in accordance with this Paragraph 1(b)).

2. Duties and Responsibilities.

(a) The duties and responsibilities of Executive shall be of an executive nature as shall be required by the Employer in the conduct of its business.  Executive’s powers and authority shall be as may be prescribed by the By-laws of the Employer and as may be delegated to Executive, together with the performance of such other duties and responsibilities as from time to time may be assigned to Executive consistent with his position(s), including, but not limited to those of an officer of a public company.  Executive recognizes, that during the period of employment hereunder, Executive owes an undivided duty of loyalty to the Employer, and agrees to devote his entire business time and attention to the performance of said duties and responsibilities.  Recognizing and acknowledging that it is essential for the protection and enhancement of the name and business of the Employer and the goodwill pertaining thereto, the Executive shall perform the duties under this Agreement professionally, in accordance with the applicable laws, rules and regulations and such standards, policies and procedures established by the Employer and the industry from time to time, including the Employer’s Corporate Code of Ethics and Standards of Conduct and, if applicable, Code of Ethics for Senior Financial Officers.  Executive will not perform any duties for any other business without the prior written consent of the Employer, and may engage in charitable, civic or community activities, provided that such duties or activities do not materially interfere with the proper performance of his duties under this Agreement.  During the period of employment, the Executive shall serve as a director of the Bank and may be elected or appointed as a director of its affiliates and agrees to serve in such capacity or capacities without additional compensation.

(b) Notwithstanding anything herein to the contrary, Executive’s employment may be terminated by the Employer, subject to the terms and conditions of this Agreement.

3. Base Salary.  Subject to Paragraph 8 below, for services performed by the Executive for the Employer pursuant to this Agreement, the Employer shall pay the Executive a base salary at the rate of five hundred thousand dollars ($500,000) per year, payable in substantially equal installments in accordance with the Employer’s regular payroll practices.  Executive’s base salary shall be subject to review from time to time and the Employer may (but is not required to) increase the base salary as the Board or a committee thereof, in its discretion, may authorize or determine.

4. Annual Bonuses.  Subject to Paragraph 8 below, for each fiscal year during the term of employment, the Executive shall be eligible to receive a bonus pursuant to the First Midwest Bancorp, Inc. Short Term Incentive Compensation Plan or any successor or replacement plan (“STIC”), in accordance with the terms of such Plan, as adopted and administered by the Board for senior executives of the Employer, as such plan may be amended from time to time by the Board in its discretion.  The Executive’s initial STIC award target will be fifty percent (50%) of the Executive’s base salary in effect under Paragraph 3 above.  The actual amount of any bonus will be determined in accordance with the terms of the STIC.

5. Long-Term and Equity Incentive Compensation.  Subject to Paragraph 8 below, during the term of employment hereunder, the Executive shall be eligible to participate in the First Midwest Bancorp, Inc. Omnibus Stock and Incentive Plan, and in any other long-term and/or equity-based incentive compensation plan or program approved by the Board from time to time (collectively, “LTIC”).  The Executive’s initial annual LTIC award target will be seventy-five percent (75%) of the Executive's base salary as in effect under Paragraph 3 above and the initial annual Performance Awarded Restricted Stock (“PARS”) award target will be seventy percent (70%) of the Executive's base salary as in effect under Paragraph 3 above.  The actual amount of any LTIC and PARS awards and the terms thereof shall be determined in accordance with the terms of the LTIC; provided Executive’s initial annual LTIC award to be made in February 2012 shall not be less than the Executive’s initial annual LTIC award target of seventy-five percent (75%) of the Executive’s base salary as in effect under Paragraph 3 above.

6. Other Benefits.  In addition to the compensation described in Paragraphs 3, 4 and 5 above, the Executive shall also be entitled to the following:

(a) Participation in Benefit Plans.  The Executive shall be entitled to participate in all of the various retirement, welfare, fringe benefit and expense reimbursement plans, programs and arrangements of the Employer as may be in effect from time to time to the extent the Executive is eligible for participation under the terms of such plans, programs and arrangements, including, but not limited to non-qualified retirement programs and deferred compensation plans.  In addition, the Executive shall be entitled to receive perquisites available to similarly situated executives of the Employer in accordance with the Employer’s policies as in effect from time to time, such perquisites currently including reimbursements for reasonable professional fees incurred for financial and tax planning services, an auto allowance, and reimbursements for monthly membership dues at one country club of the Executive’s choosing.  For purposes of this Agreement, “similarly situated executives” shall mean the Employer’s senior executive officers.

(b) Vacation.  The Executive shall be entitled to such number of vacation days and sick days with pay during each calendar year during the period of employment in accordance with the Employer’s applicable personnel policy as in effect from time to time.  As of the Effective Date, the applicable personnel policy entitles Executive to twenty (20) vacation days and five (5) sick days with pay per calendar year, with such number of vacation days and sick days pro-rated for 2011 based on Executive's actual employment commencement date.

7. Inducement Compensation.  As an inducement to the Executive to accept employment with the Employer and in recognition of the amounts the Executive will forego by accepting such employment, the Executive shall receive the following on or as soon as practicable after the Effective Date (or as otherwise provided below):

(a) a sign-on bonus of three hundred and fifty thousand dollars ($350,000), consisting of (i) stock options to purchase shares of the Company’s common stock, no par value (the “Common Stock”), having an aggregate grant date fair value, determined using the same valuation methodology as used by the Company in its audited financial statements, of at least two hundred thousand dollars ($200,000), a per share exercise price equal to the fair market value of a share of Common Stock on the date of grant, and such other terms as set forth in the stock option award agreement attached hereto as Exhibit A, and (ii) a cash payment equal to the sign-on bonus of three hundred and fifty thousand dollars ($350,000) less the aggregate grant date fair value of the stock option grant awarded pursuant to this Paragraph 7(a), with such cash payment included in the first regular paycheck occurring after the Effective Date;

(b) a one-time ninety-five thousand dollar ($95,000) fully vested contribution on the Executive's behalf to the Company's Non-Qualified Retirement Plan, such contribution to be made by the Employer on or before December 31, 2011;

(c) a restricted stock or restricted stock unit award with an aggregate grant date fair value of four hundred thousand dollars ($400,000), the terms of which are set forth in the restricted stock agreement attached hereto as Exhibit B;

(d) supplemental salary stock in an amount per month of fifteen thousand and five hundred dollars ($15,500), commencing in July 2011 and continuing for thirty (30) months in accordance with the Employer's regular payroll procedures and the terms and conditions of the salary stock agreement attached hereto as Exhibit C; and

(e) reimbursement of up to ten thousand dollars ($10,000) of attorneys’ fees paid by Executive with respect to the negotiation and execution of this Agreement.

8. TARP-Related Adjustments.  The following provisions shall apply with respect to the period of employment during which the Company is subject to the Troubled Asset Relief Program (TARP) Standards for Compensation and Corporate Governance:

(a) The Executive shall receive an annual base salary of seven-hundred and seventy-five thousand dollars ($775,000), of which two-hundred and seventy-five thousand dollars ($275,000) shall be paid as salary stock in accordance with the salary stock agreement attached hereto as Exhibit D;

(b) The Executive shall not participate in the STIC described in Paragraph 4 above or in the PARS program described in Paragraph 5 above; and

(c) Any other LTIC awards described in Paragraph 5 above shall be made on terms which qualify the awards as TARP-compliant long-term restricted stock awards and the form of restricted stock agreement applicable to other similarly situated executives.

9. Termination.  Unless earlier terminated in accordance with the following provisions of this Paragraph 9, the Employer shall continue to employ the Executive and the Executive shall remain employed by the Employer during the entire term of this Agreement as set forth in Paragraph 1(b).   Paragraph 10 hereof sets forth certain obligations of the Employer in the event that the Executive’s employment hereunder is terminated.  Certain capitalized terms used in this Paragraph 9 and in Paragraph 10 hereof are defined in Paragraph 9(d), below.

(a) Death or Disability.  Except to the extent otherwise provided in Paragraph 10 with respect to certain post-Date of Termination (as defined below) payment obligations of the Employer, this Agreement shall terminate immediately as of the Date of Termination in the event of the Executive’s death or in the event that the Executive becomes disabled.  The Executive will be deemed to be disabled upon the first to occur of (i) the end of a six (6)-consecutive month period, or the end of an aggregate period of nine (9) months out of any consecutive twelve (12) months, during which, by reason of physical or mental injury or disease, the Executive has been unable to perform substantially all of his usual and customary duties under this Agreement or (ii) the date that a reputable physician selected by the Employer determines in writing that the Executive will, by reason of physical or mental injury or disease, be unable to perform substantially all of the Executive’s usual and customary duties under this Agreement for a period of at least six (6) consecutive months.  If any question arises as to whether the Executive is disabled, upon reasonable request therefor by the Board, the Executive shall submit to reasonable examination by a physician for the purpose of determining the existence, nature and extent of any such disability.  The Board shall promptly provide the Executive with written notice of the results of any such determination of disability and of any decision of the Board to terminate the Executive’s employment by reason thereof.  In the event of disability, until the Date of Termination, the base salary payable to the Executive under Paragraph 3 hereof shall be reduced dollar-for-dollar by the amount of disability benefits, if any, paid to the Executive in accordance with any disability policy or program of the Employer.

(b) Discharge for Cause.  In accordance with the procedures hereinafter set forth, the Employer may terminate the Executive’s employment hereunder for Cause.  Except to the extent otherwise provided in Paragraph 10 with respect to certain post-Date of Termination obligations of the Employer, this Agreement shall terminate immediately as of the Date of Termination in the event the Executive is terminated for Cause.  Any termination of the Executive for Cause shall be communicated by a Notice of Termination to the Executive given in accordance with Paragraph 19 of this Agreement.

(c) Termination for Other Reasons.  The Employer may terminate the Executive’s employment without Cause by giving written notice to the Executive in accordance with Paragraph 19 at least thirty (30) days prior to the Date of Termination.  The Executive may resign from employment with or without Good Reason, without liability to the Employer, by giving written notice to the Employer in accordance with Paragraph 19 at least thirty (30) days prior to the Date of Termination; provided, however, that no resignation shall be treated as a resignation for Good Reason unless the written notice thereof is given within ninety (90) days after the occurrence of the event or circumstances which constitutes “Good Reason.”  Except to the extent otherwise provided in Paragraph 10 with respect to certain post-Date of Termination obligations of the Employer, this Agreement shall terminate immediately as of the Date of Termination in the event the Executive is terminated without Cause or resigns for any reason or no reason.

(d) Definitions.  For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:

(i) “Accrued Obligations” shall mean, as of the Date of Termination, the sum of (A) Executive’s base salary under Paragraph 3 through the Date of Termination to the extent not theretofore paid, (B) the amount of any other cash compensation earned by the Executive as of the Date of Termination to the extent not theretofore paid, (C) any vacation pay, expense reimbursements and other cash payments to which the Executive is entitled as of the Date of Termination to the extent not theretofore paid, (D) any grants and awards earned and vested but not yet paid under the STIC or any incentive compensation plan or program, and (E) all other benefits which have accrued and are vested as of the Date of Termination.  The “Accrued Obligations” shall also include the right for Executive to maintain medical and dental coverage for himself and his eligible dependents during the period following the Date of Termination through the date Executive attains Medicare eligibility, provided Executive pays the applicable COBRA premiums for such coverage.  For the purpose of this Paragraph 9(d)(i), except as provided in the applicable plan, program or policy, amounts shall be deemed to accrue ratably over the period during which they are earned, but no discretionary compensation shall be deemed earned or accrued until it is specifically approved in accordance with the applicable plan, program or policy.

(ii) “Cause” shall mean (A) the Executive’s willful and continued (for a period of not less than fifteen (15) days after written notice thereof) failure to perform substantially the duties of his employment (other than as a result of physical or mental incapacity, or while on vacation); or (B) the Executive’s willfully engaging in illegal conduct, an act of dishonesty or gross misconduct related to the performance of Executive’s duties and responsibilities under the Agreement; or (C) the Executive’s conviction of a felony involving moral turpitude, dishonesty, fraud, theft or financial impropriety, but specifically excluding any conviction based entirely on vicarious liability (with “vicarious liability” meaning liability based on acts of the Employer for which the Executive is charged solely as a result of his position with the Employer and in which Executive was not directly involved and did not have prior knowledge of such actions or intended actions); or (D) the Executive’s willful violation of a material requirement of any code of ethics or standards of conduct of the Employer applicable to Executive or Executive’s fiduciary duty to the Employer; provided, however, that no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Employer; and provided further that no act or omission by the Executive shall constitute Cause hereunder unless the Employer has given detailed written notice thereof to the Executive, and the Executive has failed to remedy such act or omission.

(iii) “Change in Control” shall mean:

(A) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a subsidiary, or (ii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than 25% of the total voting power of the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors (the “Voting
        Stock”); or

(B) During any period of two consecutive years, individuals, who at the beginning of such period constitute the Board, and any new director, whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(C) Consummation of a reorganization, merger or consolidation or the sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the total voting power represented by the voting securities entitled to vote generally in the election of directors of the Company resulting from the Business Combination (including, without limitation, an entity which as a result of the Business Combination owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to the Business Combination of the Voting Stock of the Company, and (2) at least a majority of the members of the board of directors of the corporation resulting from the Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or action of the Board, providing for such Business Combination; or

(D) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

The Board has final authority to construe and interpret the provisions of the foregoing paragraphs (A), (B), (C) and (D) and to determine the exact date on which a change in control has been deemed to have occurred thereunder.

(iv) “Date of Termination” shall mean (A) in the event of a discharge of the Executive for Cause, the date the Executive receives a Notice of Termination, or any later date specified in such Notice of Termination, as the case may be, (B) in the event of a discharge of the Executive without Cause or a resignation by the Executive, the date specified in the written notice to the Executive (in the case of discharge) or the Employer (in the case of resignation), which date shall be no less than thirty (30) days from the date of such written notice, (C) in the event of the Executive’s death, the date of the Executive’s death, and (D) in the event of termination of the Executive’s employment by reason of disability pursuant to Paragraph
        9(a), the date the Executive (or Executive’s legal representative) receives written notice of such termination.

(v) “Good Reason”  shall mean the occurrence of any event, other than in connection with a termination of Executive’s employment, which results in a material diminution of Executive’s status, duties, authority, responsibilities or compensation from those contemplated by this Agreement, including, without limitation, any of the following actions without the Executive’s written consent (which, for this purpose, will not include consent given in Executive’s capacity as a director, officer or employee of an Employer):  (A) a significant change in the Executive’s title, or nature or scope of the Executive’s duties, from those described in Paragraphs 1(a) and 2(a), such that the title or duties are inconsistent with, and commonly (in the banking industry) considered to be of lesser authority, status or responsibility, other than a significant change not occurring in bad faith and which is remedied by the Employer promptly after receipt of written notice thereof given by the Executive in accordance with Paragraph 19; or (B) a material reduction in the Executive’s annual STIC, LTIC and PARS target levels from the initial target levels set forth in Paragraph 4 and 5, respectively, other than any such reduction reflecting changes in the amount or mix of such compensation opportunities which is made on a basis consistent with changes applicable to similarly situated executives or a reduction not made in bad faith and which is remedied by the Employer promptly after receipt of written notice thereof given by the Executive in accordance with Paragraph 19; or (C) any material failure by the Employer to comply with any of the provisions of this Agreement, other than any failure not occurring in bad faith and which is remedied by the Employer promptly after receipt of written notice thereof given by the Executive in accordance with Paragraph 19; or (D) the Employer gives notice to the Executive pursuant to Paragraph 1(b) that the term of this Agreement shall not be extended upon the expiration of the then-current term; or (E) the Employer requires the Executive to be based at an office or location which is more than 80 miles from the Executive’s office as of the Effective Date or any renewal date of this Agreement.  In the event of a Change in Control, any good faith determination by the Executive that Good Reason exists shall be conclusive.

(vi) “Notice of Termination” shall mean a  written notice which (A) indicates the specific termination provision in this Agreement relied upon, (B) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (C) if the Date of Termination is to be other than the date of receipt of such notice or the date otherwise specified on this Agreement, specifies the termination date.

10. Obligations of the Employer Upon Termination.  The following provisions describe the post-Date of Termination obligations of the Employer to the Executive under this Agreement upon the termination of Executive’s employment and the Agreement.  However, except as explicitly provided in this Agreement, nothing in this Agreement shall limit or otherwise adversely affect any rights which the Executive may have under applicable law, under any other agreement with the Employer or any of its subsidiaries, or under any compensation or benefit plan, program, policy or practice of the Employer or any of its subsidiaries.

(a) Death, Disability, Discharge for Cause, or Resignation Without Good Reason.  In the event the Executive’s employment and this Agreement terminate pursuant to Paragraph 9(a) by reason of the death or disability of the Executive, or pursuant to Paragraph 9(b) by reason of the termination of the Executive by the Employer for Cause, or pursuant to Paragraph 9(c) by reason of the resignation of the Executive other than for Good Reason, the Employer shall pay to the Executive, or his heirs or estate, in the event of the Executive’s death, all Accrued Obligations in a lump sum in cash within thirty (30) days after the Date of Termination; provided, however, that any portion of the Accrued Obligations which consists of bonus, deferred compensation, incentive compensation, insurance benefits or other employee benefits shall be determined and paid in accordance with the terms of the relevant plan or policy as applicable to the Executive, including, where applicable, the forfeiture of such amounts upon a termination for Cause.

(b) Discharge Without Cause or Resignation with Good Reason .  Subject to Paragraph 12, in the event the Executive’s employment and this Agreement terminate pursuant to Paragraph 9(c) by reason of the termination of the Executive by the Employer other than for Cause or disability or by reason of the resignation of the Executive for Good Reason:

(i) The Employer shall pay all Accrued Obligations to the Executive in a lump sum in cash within thirty (30) days after the Date of Termination; provided, however, that any portion of the Accrued Obligations which consists of bonus, deferred compensation, incentive compensation, insurance benefits or other employee benefits shall be determined and paid in accordance with the terms of the relevant plan or policy as applicable to the Executive;

(ii) Within thirty (30) days after the Date of Termination which occurs when Executive is eligible to earn an annual bonus under STIC, the Employer shall pay to the Executive a pro-rated bonus for the year during which the Executive’s employment terminated (“Termination Year”), based on the number of days on which Executive was eligible to earn an annual bonus under STIC and which elapsed during the Termination Year through the Date of Termination (“Service Days”).  The amount of the pro-rated bonus shall be calculated by multiplying the Executive’s target annual bonus for the completed fiscal year immediately preceding the Termination Year (or, in the event the Executive was not eligible for STIC in the immediately preceding fiscal year, the initial target annual bonus set forth in Paragraph 4) (the “Severance Target”), by a fraction, the numerator of which is the Service Days, and the denominator of which is 365;

(iii) The Employer shall pay to the Executive a lump sum payment within thirty (30) days after such termination of employment in an amount equal to the sum of: (A) nine (9) months of the Executive’s then current base salary; (B) to the extent then in effect pursuant to Paragraph 8(a), nine (9) months of salary stock; and (C) to the extent then in effect under Paragraph 7(d), one-half of the remaining months of supplemental salary stock (in each case, determined without regard for any reduction constituting Good Reason);

(iv) Continuation for nine (9) months following the Executive’s termination of employment (the “Severance Period”) of the Executive’s right to maintain COBRA continuation coverage under the applicable plans at premium rates on the same “cost-sharing” basis as the applicable premiums paid for such coverage by active employees as of the Date of Termination; and

(v) Outplacement counseling, the scope and provider of which shall be selected by the Employer for a period beginning on the Date of Termination and ending on the date the Executive is first employed elsewhere or otherwise is providing compensated services of any type, whether as an employee, independent contractor, owner-employee or otherwise, provided that in no event shall such outplacement services be provided for a period greater than two (2) years.

In the event that upon the expiration of the Severance Period, Executive is not employed or otherwise providing compensated services of any type, whether as an employee, independent contractor, owner-employee or otherwise, and has not done so during the final ninety (90) days of the Severance Period, the Employer may, in its sole discretion (which discretion need not be applied in a consistent manner from one Executive to another), agree to pay an additional severance payment in an amount equal to up to six (6) months of the Executive’s base salary, salary stock and supplemental salary stock as in effect on the Date of Termination.  In addition, the Company may extend the reduced COBRA continuation premium described in subparagraph (iv) above for up to an additional six (6) months, subject to earlier termination effective as of the first day of the month following the date on which the Executive becomes employed or provides compensated services of any type, whether as an employee, independent contractor, owner-employee or otherwise.  The Executive shall provide such information as the Employer may reasonably request to determine Executive’s continued eligibility for the benefits provided by this Paragraph 10(b).

(c) Effect of Change in Control.  Subject to Paragraph 12, in the event that a Change in Control occurs and this Agreement thereafter terminates pursuant to Paragraph 9(c) by reason of the discharge of the Executive by the Employer other than for Cause or disability or by reason of the resignation of the Executive for Good Reason:

(i) The Employer shall pay all Accrued Obligations to the Executive in a lump sum in cash within thirty (30) days after the Date of Termination; provided, however, that any portion of the Accrued Obligations which consists of bonus, deferred compensation, incentive compensation, insurance benefits or other employee benefits shall be determined and paid in accordance with the terms of the relevant plan or policy as applicable to the Executive;

(ii) Within thirty (30) days after the Date of Termination, the Employer shall pay to the Executive a pro-rated bonus for the Termination Year. The amount of the pro-rated bonus shall be calculated by multiplying the Severance Target, by a fraction, the numerator of which is the Service Days, and the denominator of which is 365;

(iii) The Employer shall pay the Executive a lump sum payment within thirty (30) days after such termination of employment in the amount of two and one-half (2.5) times the sum of the following:

(A) the amount of Executive’s annual base salary determined as of the Date of Termination, or the date immediately preceding the date of the Change in Control, whichever is greater (in each case determined without regard for any reduction constituting Good Reason); plus

(B) the amount of Executive’s annual bonus (determined by (1) the average of the sum of the amounts earned by Executive under the annual bonus plan with respect to the three (3) calendar years immediately preceding the Termination Year, or if such sum would be greater, with respect to the three (3) calendar years immediately preceding the calendar year in which the Change in Control occurs, or (2) if the Executive has been employed for less than three (3) calendar years, the Severance Target); plus

(C) the sum of:

(I) the value of the contributions that would have been expected to be made or credited by the Employer to, and benefits expected to be accrued under, the qualified and non-qualified employee pension benefit plans maintained by the Employer to or for the benefit of Executive based on annual base salary amount applicable under clause (iii)(A) above; plus

(II) the annual value of fringe benefits and perquisites described in Paragraph 6(a) above; and

(iv) Outplacement counseling, the scope and provider of which shall be selected by the Employer for a period beginning on the date of termination of employment and ending on the date Executive is first employed or otherwise providing compensated services of any type, whether as an employee, independent contractor, owner-employee or otherwise, provided, that in no event shall Executive be entitled to out-placement counseling after the date which is two (2) years from the date of termination of employment.

For purposes of paragraph (C)(I) above, the value of the contributions and accruals to or under the employee pension benefit plans shall be determined on the basis of the actual rate of contributions or accruals, as applicable, and the provisions of the plans as in effect during the calendar year immediately preceding the calendar year in which the Change in Control occurs, or if the value so determined would be greater, during the calendar year immediately preceding the Date of Termination.  The “annual value” of the fringe benefits and perquisites described in Paragraph 6(a) for purposes of paragraph (C)(II) above shall be 7.5% of the annual base salary amount applicable under clause (iii)(A) above.

Notwithstanding the foregoing, if a Change in Control occurs and this Agreement is terminated prior to the Change in Control pursuant to Paragraph 9(c) by reason of the discharge of the Executive by the Employer other than for Cause or disability or by reason of the resignation of the Executive for Good Reason, then Executive shall be deemed for purposes of this Paragraph 10(c) to have so terminated pursuant to Paragraph 9(c) immediately following the date the Change in Control occurs if it is reasonably demonstrated by Executive that such earlier termination (i) was at the request of a third party who had taken steps reasonably calculated to effect the Change in Control, or (ii) otherwise arose, or the circumstances that precipitated the termination otherwise arose, in connection with or in anticipation of the Change in Control.  To the extent the Executive becomes entitled to amounts and benefits under Paragraph 10(c) pursuant to this paragraph, such amounts and benefits shall be reduced by any severance amounts and benefits paid to or received by the Executive pursuant to paragraph 10(b) (excluding the benefits received by Executive pursuant to Paragraph 10(b)(iv)) and the Employer (or the successor thereto) shall pay such additional severance amounts to the Executive in a lump sum payment within thirty (30) days following the date of the Change in Control or, if later, the date the Executive demonstrates he is entitled to such amounts pursuant to this paragraph.

(d) Effect on Other Amounts.  The payments provided for in this Paragraph 10 shall be in addition to all other sums then payable and owing to Executive and shall be subject to applicable federal and state income and other withholding taxes and shall be in full settlement and satisfaction of all of Executive’s claims and demands.

(e) Conditions.  Any payments of benefits made or provided pursuant to this Paragraph 10 are subject to the Executive’s:

(i) compliance with the provisions of Paragraphs 14 and 15 hereof (to the extent applicable);

(ii) delivery  to the Employer within twenty-one (21) days of the Date of Termination of an executed Release and Severance Agreement, which shall be substantially in the form attached hereto as Exhibit E, with such changes therein or additions thereto as needed under then applicable law to give effect to its intent and purpose; and

(iii) delivery to the Employer of a resignation from all offices, directorships and fiduciary positions with the Employer, its affiliates and employee benefit plans.

Notwithstanding the due date of any post-employment payments, any amounts due under this Paragraph 10 shall not be due until after the expiration of any revocation period applicable to the Release and Severance Agreement.

11. No Excise Tax Gross-Up; Possible Reduction of Payments.

(a) Any provision of this Agreement or any other compensation plan, program or agreement to which Executive is a party or under which Executive is covered to the contrary notwithstanding, Executive will not be entitled to any gross-up or other payment for golden parachute excise taxes that Executive may owe pursuant to Section 4999 of the Internal Revenue Code (the "Code").

(b) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payments or distributions by the Employer to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (the "Payments") (i) constitute parachute payments within the meaning of Section 280G of the Code, and (ii) but for this Paragraph 11 would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then such Payments shall be either: (A) delivered in full, or (B) reduced (but not below zero) to the maximum amount that could be paid to the Employee without giving rise to the Excise Tax (the “Safe Harbor Cap”), whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the Excise Tax (and any equivalent state or local excise taxes), results in the receipt by the Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be subject to the Excise Tax.  The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payment under Paragraph 10(c)(iii).

(c) All determinations required to be made under this Paragraph 11, including the reduction of the Payments to the Safe Harbor Cap, if applicable, and the assumptions to be utilized in arriving at such determinations,  shall be made by the independent public accountants then regularly retained by the Employer for purposes of tax planning or such other nationally-recognized accounting or consulting firm as may be selected by the Employer (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Employer and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Employer.  All fees and expenses of the Accounting Firm shall be borne solely by the Employer.  Any good faith determinations by the Accounting Firm shall be binding upon the Employer and the Executive.

(d) This subparagraph (d) shall apply to the Executive in the event of the reduction of the Executive's Payments to the Safe Harbor Cap. If it is established pursuant to a final decision of a court or an IRS proceeding which has been finally and conclusively resolved, that Payments have been made to the Executive by the Employer, which are in excess of the limitations provided in this Paragraph 11 (hereinafter referred to as “Excess Payments”), the Executive shall repay the Excess Payments to the Company within thirty (30) business days of a written demand from the Company, together with interest on the Excess Payments at the applicable federal rate (as defined in Code Section 1274(d)) from the date of the Executive’s receipt of such Excess Payment until the date of such repayment.  As a result of the uncertainty in the application of Code Section 4999 at the time of the determinations, it is possible that Payments which will not have been made by the Employer should have been made (an “Underpayment”).  In the event that it is determined by the Accounting Firm, the IRS, court order, or the Employer (which shall include the position taken by the Employer alone or together with its consolidated group) on its federal income tax return, that an Underpayment has occurred, the Employer shall pay an amount equal to such Underpayment to the Executive within thirty (30) business days of such decision together with interest on such amount at the applicable federal rate from the date such amount would have been paid to the Executive until the date of payment.

12. Section 409A of the Code.  It is intended that any amounts payable under this Agreement and the Employer’s and Executive’s exercise of authority or discretion hereunder shall be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) so as not to subject Executive to the payment of any interest or additional tax imposed under Section 409A of the Code.  In furtherance of this intent, (a) if, due to the circumstances giving rise to any lump sum payment or payments under this Agreement, the date of payment or the commencement of such payments thereof must be delayed for six months in order to meet the requirements of Section 409A(a)(2)(B) of the Code applicable to “specified employees,” then such payment or payments shall be so delayed and paid upon expiration of such six month period and (b) each payment which is conditioned upon the Executive’s execution of a release and which is to be paid during a designated period that begins in a first taxable year and ends in a second taxable year shall be paid in the second taxable year.  With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits: (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided that the foregoing shall not be violated with regard to expenses covered by Code Section 105(h) that are subject to a limit related to the period in which the arrangement is in effect.  Any expense or other reimbursement payment made pursuant to this Agreement or any plan, program, agreement or arrangement of the Employer referred to herein, shall be made on or before the last day of the taxable year following the taxable year in which such expense or other payment to be reimbursed is incurred.  To the extent that any Treasury regulations, guidance or changes to Section 409A would result in the Executive becoming subject to interest and additional tax under Section 409A of the Code, the Employer and Executive agree to amend this Agreement in order to bring this Agreement into compliance with Code Section 409A.

13. Dispute Resolution.  With respect to any dispute or controversy arising under or in connection with this Agreement, if the Executive is a prevailing party (as defined below), the Executive shall be entitled to recover all reasonable attorneys’ fees and expenses incurred in connection with the dispute or controversy.  A “prevailing party” is one who is successful on any material substantive issue in the action and achieves either a judgment in such party’s favor or some other affirmative recovery.

14. Confidential Information.  Executive shall not at any time during or following employment hereunder, directly or indirectly, disclose or use on Executive’s behalf or another’s behalf, publish or communicate, except in the course of the pursuit of the business of the Employer or any of its subsidiaries or affiliates any information or data of the Employer or any of its subsidiaries or affiliates, that the Employer may reasonably regard as confidential or proprietary.  Executive recognizes and acknowledges that all knowledge and information which Executive has or may acquire in the course of his employment, such as, but not limited to the business, developments, procedures, techniques, activities or services of the Employer or the business affairs and activities of any customer, prospective customer, individual, firm or entity doing business with the Employer are its sole valuable property, and shall be held by Executive in confidence and in trust for its sole benefit.  All records of every nature and description which come into Executive’s possession, whether prepared by him, or otherwise, shall remain the sole property of the Employer and upon termination of his employment for any reason, said records shall be left with the Employer as part of its property.

15. Restrictions.  Executive acknowledges that the Employer and its affiliates and subsidiaries by nature of their respective businesses have a legitimate and protectable interest in their clients, customers and employees with whom they have established significant relationships as a result of a substantial investment of time and money, and but for employment hereunder, Executive would not have had contact with such clients, customers and employees.  Executive agrees that during the period of employment with the Employer and for a period of eighteen (18) months after termination of employment for any reason (other than termination of employment by resignation for Good Reason, termination of the Executive by the Employer other than for Cause or for any reason after a Change in Control) (the “Restriction Period”), Executive will not (except in his capacity as an employee of the Employer) directly or indirectly, for his own account, or as an agent, employee, director, owner, partner, or consultant of any corporation, firm, partnership, joint venture, syndicate, sole proprietorship or other entity that has a place of business (whether as a principal, division, subsidiary, affiliate, related entity, or otherwise) located within the Market Area (as hereinafter defined):

(a) solicit or attempt to solicit for the purpose of providing to, or provide to, any customer or any prospective customer of the Employer services or products of any kind that are offered or provided by the Employer, or assist any person, business or entity to do so; or

(b) induce, recruit, solicit or encourage any employee to leave the employ of the Employer, or induce, solicit, recruit, attempt to recruit any employee to accept employment with another person, business or entity, or employ or be employed with an employee, or assist any other person, business or entity to do so; or

(c) make, or cause to be made, any statement or disclosure that disparages the Employer, or any director, officer or employee of the Employer, or assist any other person, business or entity to do so.

For purposes of Paragraph 14 and this Paragraph 15, (i) “Employer” means the Company and all of its subsidiaries, (ii) “customer” means any business, entity or person which is or was a customer of the Employer at any time during the period of Executive’s employment and with respect to which Executive had contact or supervisory responsibility or about whom Executive had access to confidential information, other than any customer which had ceased to do business with the Employer at least six (6) months prior to Executive’s Date of Termination, (iii) “prospective customer” means any business, entity or person that was contacted by the Executive or known by the Executive to have been contacted within the six (6) month period prior to Executive’s Date of Termination by any officer of the Employer, for the purpose of soliciting or attempting to solicit to provide services or products to such business,  (iv) “employee” means any person who is or was an employee of the Employer during the period of Executive’s employment, other than a former employee who has not been employed by the Employer for a period of at least three (3) months and who terminated his or her employment with the Employer without any inducement or attempted inducement, recruiting, solicitation or encouragement by Executive or by any other employee of the Employer subject to a similar covenant, (v) “Market Area” for purposes of clauses (a) and (b) above shall be an area encompassed within a twenty-five (25) mile radius surrounding any place of business of the Employer (existing or known to the Executive to be planned as of the Date of Termination), and for clause (c), shall mean the United States of America.

The foregoing provisions shall not be deemed to prohibit (i) Executive’s ownership, not to exceed ten percent (10%) of the outstanding shares, of capital stock of any corporation whose securities are publicly traded on a national or regional securities exchange or in the over-the-counter market or (ii) Executive serving as a director of other corporations and entities to the extent these directorships do not inhibit the performance of his duties hereunder or conflict with the business of the Employer.

16. Remedies.

(a) Executive acknowledges that the restrictions and agreements herein provided are fair and reasonable, that enforcement of the provisions of Paragraphs 14 and 15 will not cause Executive undue hardship and that said provisions are reasonably necessary and commensurate with the need to protect the Employer and its legitimate and proprietary business interests and property from irreparable harm.  Executive acknowledges and agrees that (a) a breach of any of the covenants and provisions contained in Paragraphs 14 or 15 above, will result in irreparable harm to the business of the Employer, (b) a remedy at law in the form of monetary damages for any breach by Executive of any of the covenants and provisions contained in Paragraphs 14 and 15 is inadequate, (c) in addition to any remedy at law or equity for such breach, the Employer shall be entitled to institute and maintain appropriate proceedings in equity, including a suit for injunction to enforce the specific performance by Executive of the obligations hereunder and to enjoin Executive from engaging in any activity in violation hereof and (d) the covenants on Executive’s part contained in Paragraphs 14 and 15, shall be construed as agreements independent of any other provisions in this Agreement, and the existence of any claim, setoff or cause of action by Executive against the Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense or bar to the specific enforcement by the Employer of said covenants.  In the event of a breach or a violation by Executive of any of the covenants and provisions of this Agreement, the running of the Restriction Period (but not of

Executive’s obligation thereunder), shall be tolled during the period of the continuance of any actual breach or violation.

(b) The parties hereto agree that the covenants set forth in Paragraphs 14 and 15 are reasonable with respect to their duration, geographical area and scope.  If the final judgment of a court of competent jurisdiction declares that any term or provision of Paragraph 14 or 15 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

17. Third-Party Agreements and Rights.  By entering into this Agreement, the Executive represents that he has previously disclosed to the Employer the existence and applicable terms of the Executive Restrictive Covenant Agreement, dated August 17, 2009, between Executive and Associated Banc-Corp, and of any stock option, restricted stock or other agreement with his current employer, and that such agreements are the only agreements with his current employer regarding any obligations to refrain from competition, solicitation of customers or employees, or to refrain from use of confidential information.  In the Executive’s work for the Employer, the Executive will be expected to abide by all such contractual commitments and not to make any unauthorized disclosure or use, and the Executive will not disclose or make use, of any information in violation of any agreements with or rights of his current employer or any other party.

18. TARP and Other Regulatory Requirements. Anything in this Agreement to the contrary notwithstanding, it is intended that, to the extent required, this Agreement and the payments made hereunder comply with the requirements of the TARP Capital Purchase Program (and applicable regulations issued thereunder) and with any other legislative or regulatory limitations or requirements which may become applicable to the Employer and the payments made hereunder, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations issued thereunder (collectively, the "Regulatory Requirements"), including, but not limited to, provisions limiting, delaying or deferring payment of certain bonus, incentive or retention compensation or "golden parachute payments" to certain officers or highly compensated employees, requiring that the Employer may recover (claw-back) bonus and incentive compensation in certain circumstances, and precluding bonus and incentive arrangements that encourage unnecessary or excessive risks that threaten the value of the Employer, in each case within the meaning of the Regulatory Requirements, and only to the extent applicable to the Employer and the Executive.  The application of this Paragraph 18 is intended to, and shall be interpreted, administered and construed to, cause the Agreement to comply with the Regulatory Requirements and, to the maximum extent consistent with this Paragraph 18 and the Regulatory Requirements, to permit the operation of this Agreement in accordance with the terms and conditions hereof before giving effect to the provisions of this Paragraph 18 or the Regulatory Requirements.

19. Notices.  Any notice or other communication required or permitted to be given hereunder shall be determined to have been duly given to any party (a) upon delivery to the address of such party specified below if delivered personally or by courier; (b) upon dispatch if transmitted by telecopy or other means of facsimile, provided a copy thereof is also sent by regular mail or courier; (c) within forty-eight (48) hours after deposit thereof in the U.S. mail, postage prepaid, for delivery as certified mail, return receipt requested, or (d) within twenty-four (24) hours after deposit thereof with a reputable overnight courier (charges prepaid), addressed, in any case to the party at the following address(es) or telecopy numbers:

(a) If to Executive, at the address set forth on the records of the Employer.

(b) If to the Employer:

First Midwest Bancorp, Inc.
One Pierce Place
Suite 1500
Itasca, Illinois 60143
Attn:  Corporate Secretary
Fax No.:  (630) 875-7360

or to such other address(es) or facsimile number(s) as any party may designate by written notice in the aforesaid manner.

20. Directors and Officers Liability Coverage; Indemnification.  Executive shall be entitled to coverage under such directors and officers liability insurance policies maintained from time to time by the Company, Bank or any subsidiary for the benefit of its directors and officers.  The Company shall indemnify and hold Executive harmless, to the fullest extent permitted by the laws of the State of Delaware, from and against all costs, charges and expenses (including reasonable attorneys’ fees), and shall provide for the advancement of expenses incurred or sustained in connection with any action, suit or proceeding to which the Executive or his legal representatives may be made a party by reason of the Executive’s being or having been a director, officer or employee of the Company, Bank or any of its affiliates or employee benefit plans.  The provisions of this Paragraph 20 shall not be deemed exclusive of any other rights to which the Executive seeking indemnification may have under any by-law, agreement, vote of stockholders or directors, or otherwise.

21. Full Settlement; No Mitigation.  The Employer’s obligation to make the payments and provide the benefits provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Employer may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

22. Payment in the Event of Death.  In the event payment is due and owing by the Employer to Executive under this Agreement upon or following the death of Executive, payment shall be make to such beneficiary as Executive may designate in writing, or failing to make such designation, then the executor of his estate, in full settlement and satisfaction of all claims and demands on behalf of Executive, shall be entitled to receive all amounts owing to Executive at the time of death under this Agreement.  Such payments shall be in addition to any other death benefits of the Employer and in full settlement and satisfaction of all severance benefit payments provided for in this Agreement.

23. Entire Understanding.  This Agreement constitutes the entire understanding between the parties relating to Executive’s employment hereunder and supersedes and cancels all prior written and oral understandings and agreements with respect to such matters, except to the extent to which Executive may have entered into certain split-dollar life insurance agreements, which agreement(s) shall remain in full force and effect, and except for the terms and provisions of any employee benefit or other compensation plans (or any agreements or awards thereunder), referred to in this Agreement, or as otherwise expressly contemplated by this Agreement.

24. Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Executive and the successors and assigns of the Company.  The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or a substantial portion of its assets, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place.  Regardless of whether such an agreement is executed, this Agreement shall be binding upon any successor of the Company in accordance with the operation of law, and such successor shall be deemed the “Company” for purposes of this Agreement.

25. Tax Withholding.  The Employer shall provide for the withholding of any taxes required to be withheld by federal, state, or local law with respect to any payment in cash, shares of stock and/or other property made by or on behalf of the Employer to or for the benefit of the Executive under this Agreement or otherwise.  The Employer may, at its option:  (a) withhold such taxes from any cash payments owing from the Employer to the Executive, (b) require the Executive to pay to the Employer in cash such amount as may be required to satisfy such withholding obligations and/or (c) make other satisfactory arrangements with the Executive to satisfy such withholding obligations.

26. No Assignment.  Except as otherwise expressly provided herein, this Agreement is not assignable by any party and no payment to be made hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or other charge.

27. Execution in Counterparts.  This Agreement may be executed by the parties hereto in two (2) or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

28. Jurisdiction and Governing Law.  Jurisdiction over disputes with regard to this Agreement shall be exclusively in the courts of the State of Illinois, and this Agreement shall be construed and interpreted in accordance with and governed by the laws of the State of Illinois, without regard to the choice of laws provisions of such laws.

29. Severability.  If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid or unenforceable for any reason, such judgment shall not affect, impair or invalidate the remainder of this Agreement.  Furthermore, if the scope of any restriction or requirement contained in this Agreement is too broad to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and the Executive consents and agrees that any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement.

30. Waiver.  The waiver of any party hereto of a breach of any provision of this Agreement by any other party shall not operate or be construed as a waiver of any subsequent breach.

31. Amendment; Effect of Termination.  No change, alteration or modification hereof may be made except in a writing, signed by each of the parties hereto.  The provisions of Paragraph 10 relating to post-Date of Termination obligations, and the provisions and obligations set forth in Paragraphs 10 through 33 shall survive termination of the Agreement pursuant to Paragraph 9.

32. Construction.  The language used in this Agreement will be deemed to be the language chosen by Employer and Executive to express their mutual intent and no rule of strict construction shall be applied against any person.  Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and the pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine or neuter.  The headings of the Paragraphs of this Agreement are for reference purposes only and do not define or limit, and shall not be used to interpret or construe the contents of this Agreement.

33. No Duplication.  Notwithstanding anything herein to the contrary, to the extent that any compensation or benefits are paid to or received by the Executive from the Company, Bank or any other subsidiary of Company or the Bank, such compensation or benefits shall be deemed to satisfy the obligations of the Company, Bank and all subsidiaries, such that Executive shall not be entitled to receive any compensation or benefits which are duplicative of such amounts previously paid to or received by Executive.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

ATTEST: /s/ CYNTHIA A. LANCE	First Midwest Bancorp, Inc.
Cynthia A. Lance	/s/ MICHAEL L. SCUDDER
Corporate Secretary	By: Michael L. Scudder
Title: President and Chief Executive Officer

EXECUTIVE: /s/ MARK G. SANDER